Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMWe consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 28, 2017, relating to the financial statements of Corium International, Inc. (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Grand Rapids, MI

June 7, 2018